Exhibit 10.1

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH
RESTATED AND AMENDED LICENSE AGREEMENT

This license agreement (“Agreement”) is by and between Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (“Mayo”), and OnPoint Medical Diagnostics, Inc., a for profit Minnesota corporation located at 221 First Avenue SW, Suite 300, Rochester, MN 55902 (“Company”).

WHEREAS, Mayo and Company entered into a License Agreement, effective August 1, 2009 as amended (“2009 License”); and

WHEREAS, Mayo and Company desire to supersede and replace in its entirety the 2009 License by this License Agreement; and

WHEREAS, Mayo desires to make its intellectual and tangible property rights available for the development and commercialization of products, methods and processes for public use and benefit; and

WHEREAS, Company represents itself as being knowledgeable in developing and commercializing web based software; and

WHEREAS, Mayo is willing to grant and Company is willing to accept a non-exclusive license under such rights for the purpose of developing imaging quality control software.

NOW THEREFORE, in consideration of the foregoing and the terms and conditions set forth below, the parties hereby agree as follows:

Article 1.00 — Definitions

For purposes of this Agreement, the terms defined in this Article will have the meaning specified and will be applicable both to the singular and plural forms:

1.01        For Mayo, “Affiliate”: any corporation or other entity within the same “controlled group of corporations” as Mayo or its parent Mayo Clinic. For purposes of this definition, the term “controlled group of corporations” will have the same definition as Section 1563 of the Internal Revenue Code as of November 10, 1998, but will include corporations or other entities which if not a stock corporation, more than 50% of the board of directors or other governing body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of Mayo or Mayo Clinic. Mayo’s Affiliates include, but are not limited to: Mayo Clinic; Mayo Collaborative Services, Inc.; Rochester Methodist Hospital; Saint Marys Hospital; Mayo Clinic Rochester; Mayo Clinic Florida; Mayo Clinic Arizona; and its Mayo Health System entities.

For Company, “Affiliate”: any corporation or other entity that controls, is controlled by, or is under common control with, Company. For purposes of this definition, “control” means ownership of: (a) at least 50% or the maximum percentage, if less than 50%, as allowed by applicable law, of the outstanding voting securities of such entity; or (b) at least 50% of the decision-making authority of such entity.

1.02        “Company Improvements”: any new discovery or technology created by the Company using the Licensed Software, Licensed Device and/or Know-How.

1.03        “Confidential Information”: any information or material disclosed by one party, the disclosing party, to the other, the receiving party, identified in writing as confidential at the time of disclosure or, if first disclosed orally, identified as confidential and confirmed in writing within forty-five days. Confidential Information does not include any information or material that receiving party evidences is: (a) already known to the receiving party at the time of disclosure (other than from the disclosing party); (b) publicly known other than through acts or omissions of the receiving party; (c) disclosed to the receiving party by a third party who was not and is not under any obligation of confidentiality; or (d) independently developed by employees of the receiving party without knowledge of or access to the Confidential Information.

1.04        “Effective Date”: November 12, 2010.

1.05        “Field”: Healthcare.

1.06        “First Commercial Sale” means any transfer in an arms length transaction to an independent third party whereby such third party acquires the right to possession or use of a Licensed Product or Know-How.

1.07        “Gross Sales”: means any *** received by, collected or owed Company relating to the Licensed Product or Know-How, including without limitation, *** by means of which a third party *** of a Licensed Product or Know-How will be considered a sale for the purpose of determining Gross Sales. Gross Sales on Licensed Products and Know-How transferred as part of a non-cash exchange shall be calculated at the *** or *** if there are no current invoices to ***. Gross Sales accrue with the ***.

1.08        “Know-How”: research and development information, materials, technical data, unpatented inventions, trade secrets, know-how and supportive information owned and controlled by Mayo as of the Effective Date to the extent it is necessary for the development or manufacture of a Licensed Product.

1.09        “Licensed Copyrights” means the common law and/or federal copyrights owned by Mayo covering the Licensed Software as of the Effective Date or that arise during and in the course of work pursuant to Section 5.03.

1.10        “Licensed Device” means the ***, developed by Mayo to ***

1.11        “Licensed Product”: any product, application or process the development, manufacture, use, sale, offer for sale or importation of which incorporates in whole or in part or uses, or is derived from, identified by or validated using the Licensed Software, Licensed Devices,

Licensed Copyrights, Licensed Patents and/or Know-How excluding, however, for the avoidance of doubt, any product, application or process the development, manufacture, use, sale, offer for sale or importation of which does not incorporate in whole or in part or uses, or is not derived from, identified by or validated using the Licensed Software, Licensed Copyrights, Licensed Devices Licensed Patents or Know How.

1.12        “Licensed Quarter” begins on the Effective Date of this Agreement, and thereafter begins on the first day of each January, April, July and October during the term of this Agreement.

1.13        “Licensed Software”: means object and source code for the ***, which is software that *** and all documentation relating thereto that is provided by Mayo to Company as more particularly described in Exhibit A attached hereto.

1.14        “License Year” begins on the Effective Date of this Agreement, and thereafter begins on the first day each January during the term of this Agreement.

1.15        “Mayo Improvements”: Any new discovery or technology created during and in the course of work pursuant to Section 5.03.

1.16        “Patent Rights” means any U.S. patent application including provisionals, divisionals, continuations, and continuations-in-part (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing) therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing filed on a Mayo Improvement or Licensed Device.

1.17        “Term”: begins on the Effective Date and ends, subject to Article 10, unless the Licensed Software and Know-How are still in use, or were used such that Section 3.04 and Article 4 still apply, in which case upon the date of the satisfaction of these provisions.

Article 2.00 — Grant of Rights

2.01        GRANT.  Subject to the terms and conditions of this Agreement, Mayo grants to Company: (a) a non-exclusive, worldwide license under the Licensed Copyrights, without the right to sublicense, within the Field to make, have made, use, offer for sale, sell and import Licensed Products; and (b) a nonexclusive license without the right to sublicense within the Field to use the Know-How to develop, make, have made, use, offer for sale, sell and import Licensed Products. Excluding the nonexclusive license Mayo has in place on the Effective Date of this License Agreement for the Licensed Software and Mayo’s ability to non-exclusively license a Licensed Product in connection with a service Mayo and its Affiliates’ provide to third parties, Mayo agrees not to enter into any other nonexclusive or exclusive license agreements with a commercial third party for the Licensed Software, Licensed Copyrights or Licensed Device. For the avoidance of doubt, any improvement made by Mayo which does not constitute a Mayo Improvement, is specifically excluded from this Agreement. No rights are granted to Company under any Mayo owned/controlled patents aside from the Patent Rights.

2.02        RESERVATION OF RIGHTS.  All rights herein are subject to: (a) the rights and obligations to and requirements of the U.S. government, if any have arisen or may arise, regarding the Patent Rights, including as set forth in 35 U.S.C. §§200 et al., 37 C.F.R. Part 401 et

al. (“Bayh-Dole Act”); and (b) Mayo’s and its Affiliates’ reserved, irrevocable right to practice and have practiced the Licensed Products in connection with Mayo’s and its Affiliates’ educational, research and clinical programs. Company agrees to comply with the provisions of the Bayh-Dole Act, including promptly providing to Mayo with information requested to enable Mayo to meet its compliance requirements and substantially manufacturing Licensed Product in the U.S.

2.03        NO OTHER RIGHTS GRANTED.  This Agreement does not grant any right, title or interest in or to any tangible or intangible property right of Mayo or its Affiliates, including any improvements thereon, or to any Licensed Copyrights, Licensed Devices or Know-How outside the Field that is not expressly stated in Section 2.01. All such rights, titles and interests are expressly reserved by Mayo and Company agrees that in no event will this Agreement be construed as a sale, an assignment, or an implied license by Mayo or its Affiliates to Company of any such tangible or intangible property rights.

2.04        COMPANY GRANT.  Company grants to Mayo and its Affiliates, under all Company Improvements, a non-exclusive, perpetual, royalty free, fully paid up, worldwide license to make, have made, use, reproduce, adapt and modify the Company Improvement. Company shall provide Mayo with the source code, object code, device and/or documentation in a form such that Mayo may fully practice the license, provided that Mayo will not license the source code as provided to Mayo to any third party except as may be necessary for such third party to develop software for Mayo’s benefit. For the avoidance of doubt, any improvement made by Company which does not constitute a Company Improvement, is specifically excluded from this Agreement. No rights are granted to Mayo under any Company owned/controlled patents that do not constitute a Company Improvement.

2.05        MAYO GRANT.  Mayo grants to Company and its Affiliates, under all Mayo Improvements, an exclusive, perpetual, worldwide license under the same terms as granted to Company for their Licensed Products hereunder, to make, have made, use, reproduce, adapt and modify the Mayo Improvement. Mayo shall provide Company with the source code, object code, device prototypes and documentation in a form such that Company may fully practice the license. Each such Mayo Improvement developed shall be listed on Exhibit B and incorporated into this Agreement.

Article 3.00 — Royalties

3.01        UP-FRONT.  Within ten (10) days of the Effective Date of this Restated and Amended Agreement, Company will make a non-refundable payment to MAYO of FIFTY THOUSAND DOLLARS (US $50,000.00) . Should Company not make such payment in the ten day period, this Agreement will immediately terminate.

3.02        EARNED ROYALTIES.  Company will make nonrefundable earned royalty payments to Mayo of: 5% of Gross Sales (“Earned Royalties”). The Earned Royalties are payable as described in Section 4.01. Licensed Product transferred to Mayo or its Affiliates are not considered transfers for purposes of determining Gross Sales or for calculating Earned Royalties. No Earned Royalties are due Mayo on transfers to Mayo or Mayo Affiliates.

3.03        MINIMUM ROYALTIES.  If the Earned Royalties in any single License Year do not equal or exceed the minimum annual royalty for that License Year as indicated in this Section 3.03, then the Company shall pay Mayo the difference between the amount paid in royalties for that License Year and the minimum annual royalty for that License Year. It is a material breach of this Agreement if such payment is not received by Mayo on or before 1 February following the end of the License Year to which such payment applies.

License Year	Minimum Annual Royalty
2011	$50,000
2012 and every year thereafter	$100,000

3.04        TAXES.  Company is responsible for all taxes, duties, import deposits, assessments, and other governmental charges, however designated, which are now or hereafter imposed by any authority on Company: (a) by reason of the performance by Mayo of its obligations under this Agreement, or the payment of any amounts by Company to Mayo under this Agreement; (b) based on the Patent Rights; or (c) related to use, sale or import of the Licensed Product. Any withholding taxes which Company is required by law to withhold on remittance of the royalty payments shall be deducted from the royalty paid and Company shall promptly furnish Mayo with original copies of all official receipts for such taxes. Company will obtain, or assist Mayo in obtaining, any tax reduction (including avoidance of double taxation), tax refund or tax exemption available to Mayo by treaty or otherwise.

3.05        U.S. CURRENCY.  All payments to Mayo under this Agreement will be made by draft drawn on a U.S. bank, and payable in U.S. dollars. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by Citibank at the end of the last business day of the quarter in which the payment accrued.

3.06        OVERDUE PAYMENTS.  If overdue, the payments due under this Agreement shall bear interest until paid at a per annum rate 2% above the prime rate in effect at Citibank on the due date and Mayo shall be entitled to recover, in addition to all other remedies, reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of payments, following such failure to pay. The acceptance of any payment, including of such interest shall not foreclose Mayo from exercising any other right or seeking any other remedy that it may have as a consequence of the failure of Company to make any payment when due.

3.07        EQUITY.  So long as Mayo is a holder of common shares in Company (which common shares were previously transferred to Mayo under the 2009 License and which transfer is hereby ratified and confirmed notwithstanding the supersession of the 2009 License through this Agreement), Mayo shall be entitled to have one representative attend all meetings of the Board of Directors of the Company as a nonvoting observer. Company shall provide Mayo notice of all meetings of the Company’s Board of Directors and shall provide Mayo all materials, including without limitation financial statements, provided to the Board of Directors whether or not Mayo chooses to send an observer to a particular meeting.

Article 4.00 — Accounting and Reports

4.01        REPORTS AND PAYMENT.  Company will deliver to Mayo on or before the following dates: 1 February, 1 May, 1 August, and 1 November, a written report setting forth a full accounting showing how any amounts due to Mayo for the preceding calendar quarter have been calculated as provided in this Agreement, including an accounting of total Gross Sales with a reporting of any applicable foreign exchange rates, deductions, allowances, and charges. If no Licensed Product transfers have occurred and no other amounts are due to Mayo, Company will submit a report so stating along with the status of development of Licensed Product and of preparations to market Licensed Product if marketing has not yet begun. Each such report will be accompanied by the payment of all amounts due for such calendar quarter.

4.02        ACCOUNTING.  Company will keep complete, continuous, true, and accurate books of accounts and records sufficient to support and verify the calculation of Gross Sales, all royalties and any other amount believed due and payable to Mayo under this Agreement. Such books and records will be kept at Company’s principal place of business for at least three years after the end of the calendar year to which they pertain, and will be open at all reasonable times for inspection by a representative of Mayo for verification of royalty statements or compliance with other aspects of this Agreement. The Mayo representative will treat as confidential all relevant matters and will be a person or firm reasonably acceptable to Company. In the event such audit reveals an underpayment by Company, Company will within thirty days pay the royalty due in excess of the royalty actually paid. In the event the audit reveals an underpayment by Company of *** of the amount due, Company will pay interest *** at the *** rate ***. In either event, Company will *** in conducting the audit.

Article 5.00 — Diligence

5.01        DILIGENCE REPORTS.  Company will provide Mayo with annual reports within thirty days of each anniversary of the Effective Date describing in detail: (a) as of that reporting period, all development and marketing activities for each Licensed Product; and (b) an updated development plan for the next annual period. Mayo shall have the right to audit Company’s records relating to development of Licensed Products.

5.02        BEST EFFORTS.  Company will make its First Commercial sale within *** of the Effective Date. Company also represents and warrants that it will continue to use best efforts throughout the Term of this Agreement to develop, market and sell the Licensed Products.

5.03        KNOW-HOW SERVICES.  Subject to Mayo’s internal policies, procedures and approvals, Company can request the services of any of the inventors of the Licensed Software or Licensed Devices to help in development of future Licensed Products. Such services would be performed under a statement of work which would be approved and executed by both parties prior to work commencing and attached as an exhibit hereto. Terms related to payment of such services would be addressed in each statement of work. Mayo shall provide the Company Licensed Know-How as follows:

(a)          STATEMENT OF WORK.  Company may request the assistance of Mayo personnel for work on Company directed initiatives, with the project scope, specifications and compensation to be mutually determined. The Company will submit project requests to Mayo through their Office of Intellectual Property, by a Statement of Work to be mutually agreed upon.

(b)         STOCK OR OPTIONS.  By mutual agreement and subject to existing Mayo policy, Company and Mayo may choose to utilize stock, stock options and/or cash payments to compensate Mayo for future product development efforts on behalf of the Company by Mayo. Company agrees that stock options, if any, shall be provided at the rate equivalent to those that Company would provide Company personnel in a similar position.

(c)          CONSULTING/KNOW-HOW LICENSING.  To the extent permitted under Mayo policy, Company will be free to enter into separate consulting and/or know-how licensing agreements with Mayo personnel for providing software development or related support services to Company.

Article 6.00 — Intellectual Property Management

6.01        CONTROL.  Mayo will have the sole right to prepare, file, prosecute, maintain, abandon, enforce, defend or otherwise handle the Licensed Copyrights and Know-How in its sole discretion, at Company’s expense. Mayo will keep Company informed on these activities. Company shall reimburse Mayo for all documented costs and expenses associated with the Licensed Copyrights, whether arising before or during the Term, within *** of invoice. Mayo will have no liability to Company for any act or omission in the preparation, filing, prosecution, maintenance, abandonment, enforcement, defense or other handling of the Licensed Copyrights or Know-How.

6.02        COPYRIGHT REGISTRATION.  To the extent commercially feasible, Company will register all Licensed Products that are manufactured or sold under this Agreement. Any such registration will be in conformance with the copyright laws and other laws of the country of manufacture or sale.

6.03        ENFORCEMENT.  Company shall promptly inform Mayo in writing of any alleged or threatened infringement of any of the Licensed Copyrights and/or Know-How and provide Mayo with any available evidence of such infringement. Mayo will have the sole right, but not the obligation, to take any measures deemed appropriate by Mayo, including the bringing or defending of suits, to enforce the Licensed Copyrights and/or Know-How. Upon request, Company will cooperate with Mayo in such measures. Mayo shall be entitled to retain any related recovery and damages after reimbursement of Company’s reasonable and documented out-of-pocket expenses.

6.04        PATENT PROSECUTION AND ENFORCEMENT. Company will have the first right to prepare, file, prosecute and maintain Patent Rights, in Mayo’s name, with prior advice and comment from Mayo. In the event of a disagreement between Company and Mayo regarding the Patent Rights, Mayo shall make the decision. Regardless of who is controlling the actions, Company shall pay all costs and expenses associated with the filing, prosecution and maintenance of the Patent Rights within thirty days invoice. Mayo will have no liability to Company for any act or omission in the preparation, filing, prosecution, maintenance, abandonment, enforcement, defense or other handling of the Patent Rights or Know-How. The Company will promptly inform Mayo of any suspected infringement of any Patent Rights and Mayo and the Company will have the right to institute an action for infringement of the Licensed Patent consistent with the following:

(a)          If Mayo and the Company agree to institute suit jointly, then the suit will be brought in the names of both parties. The Company will exercise control over such action, provided, however, that Mayo may, if it so desires, be represented by counsel of its own selection, and at its own expense.

(b)         In the absence of an agreement to institute a suit jointly, Mayo may institute suit and, at its option, join the Company as a plaintiff. Mayo will bear the entire cost of such litigation, including attorneys’ fees. The Company will cooperate reasonably with Mayo, except financially, in such litigation.

(c)          In the absence of an agreement to institute a suit jointly, and if Mayo determines not to institute a suit, as provided herein, then the Company may institute suit and, at its option, join Mayo if Mayo is a necessary party to the litigation. The Company will bear the entire cost of such litigation, including attorneys’ fees. Mayo will cooperate reasonably with the Company, except financially, in such litigation and Company will indemnify Mayo and its Affiliates, including the trustees, officers, agents, and employees of the foregoing, in respect to any damages or other costs of any type arising out of or relating to such enforcement. Company will not settle or enter into a voluntary disposition of the action without Mayo ‘s prior written consent.

(d)         Absent an agreement to the contrary, any costs under (a) above will be borne equally by the parties and any recoveries will be shared equally. Otherwise, each party will bear its own expenses and any recovery will be applied as follows:

i.                  first, to reimburse the Party bringing the action;

ii.               second, to reimburse the expenses of the other party in connection with such action; and

iii.            third, any remainder to be split equally between Mayo and Company.

6.05        THIRD PARTY LITIGATION.  In the event a third party institutes a suit against Company for patent infringement involving a Licensed Product, Company will promptly inform Mayo and keep Mayo regularly informed of the proceedings.

Article 7.00 — Use of Name

7.01        USE OF NAME AND LOGO.  All uses of any logo, name, trade name, service mark or trademark of Mayo or its Affiliates, including, but not limited to, the terms “Mayo®,” “Mayo Clinic®,” and the triple shield Mayo logo, or any simulation, abbreviation, or adaptation of the same, or the name of any Mayo employee or agent must have prior written approval before any use by Company. All requests for approval pursuant to this Section must be submitted to the ***, at the following e-mail address: *** at least *** business days prior to the date on which a response is needed. The process for submitting requests is attached here as Exhibit C. Mayo approval of any request may include (i) a factual statement, agreed upon by Mayo and company, that reflects the relationship between Mayo and Company; and (ii) a conflict of interest statement, if deemed necessary and provided by Mayo’s Conflict of Interest Committee. Any violation of this Section 7.01 is a material breach of this Agreement. The terms of this Section 7.01 survive the termination, expiration, non-renewal, or rescission of this Agreement.

Article 8.00 — Confidentiality

8.01        TREATMENT OF CONFIDENTIAL INFORMATION.  Except as provided for in Section 8.02, neither party will disclose, use or otherwise make available the other’s Confidential Information during Term or for *** thereafter and will use the same degree of care it employs to protect its own confidential information.

8.02        RIGHT TO DISCLOSE.

(a)           To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, Company may disclose Confidential Information of Mayo to its consultants and outside contractors on the condition that each such entity agrees to obligations of confidentiality and non-use at least as stringent as those herein.

(b)           If a party is required by law, regulation or court order to disclose any of the Confidential Information, it will have the right to do so, provided it: (i) promptly notifies the disclosing party; and (ii) reasonably assists the disclosing party to obtain a protective order or other remedy of disclosing party’s election and at disclosing party’s expense.

8.03        CONFIDENTIALITY OF AGREEMENTS.  Except as otherwise required by law, the specific terms and conditions of this Agreement shall be Confidential Information but the existence of this Agreement will not be Confidential Information and the parties may state that Company is licensed under the Licensed Copyrights & Licensed Software.

Article 9.00 — Warranties, Representations, Disclaimers and Indemnification

9.01        REPRESENTATIONS AND WARRANTIES OF COMPANY. Company warrants and represents to Mayo that:

(a)           it is experienced in the development, production, quality control, service, manufacture, marketing, and sales of products similar to the subject matter of the Licensed Copyright and Licensed Software, and that it will commit itself to a thorough, vigorous, and diligent program of developing and marketing the Licensed Products;

(b)           it has independently evaluated the Licensed Copyright, Licensed Software, Know-How and Confidential Information, if any, their applicability or utility in Company’s activities, is entering into this Agreement on the basis of its own evaluation and not in reliance of any representation by Mayo, and assumes all risk and liability in connection with such determination;

(c)           the earlier of January 1, 2011 or the First Commercial Sale, Company will have in place and will thereafter continue to maintain throughout the Term and beyond insurance coverage as set forth in Section 9.03 and that such insurance coverage sufficiently covers the Mayo Indemnitees;

(d)           the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Agreement;

(e)           it shall comply with all applicable international, national, and state laws, ordinances and regulations in its performance under this Agreement;

(f)            its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound; and

(g)           all Company shareholders acquired their shares in the Company either through a distribution from Healthcare IP Partners, LLC (“HIPP”) that was legal, fair and reasonable, or to the extent investment decisions were made by the shareholders and separate consideration was paid by any shareholders, such shareholders were provided all material information about the Company necessary to make such investment decision and the sale of the shares purchased by such investors was exempt from registration under the Securities Act of 1933 and state blue sky laws; and

(h)           HIPP is no longer involved financially, contractually, managerially or otherwise, with the Company.

9.02        DISCLAIMERS.

(a)           MAYO HAS NOT MADE AND DOES NOT MAKE ANY PROMISES, COVENANTS, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b)           KNOW-HOW, CONFIDENTIAL INFORMATION, LICENSED COPYRIGHTS AND LICENSED SOFTWARE ARE PROVIDED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND COMPANY EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MAYO FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND RELATING TO THE LICENSED PRODUCTS, KNOW-HOW, CONFIDENTIAL INFORMATION, LICENSED SOFTWARE OR LICENSED COPYRIGHTS. MAYO EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE, WITH RESPECT TO: THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE LICENSED COPYRIGHT OR KNOW-HOW; OR THAT THE MANUFACTURE, USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE LICENSED PRODUCTS WILL NOT INFRINGE OTHER INTELLECTUAL PROPERTY RIGHTS. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS AN OBLIGATION FOR MAYO TO BRING, PROSECUTE OR DEFEND ACTIONS REGARDING THE LICENSED SOFTWARE OR LICENSED COPYRIGHTS OR KNOW-HOW.

(c)           COMPANY AGREES THAT MAYO AND ITS AFFILIATES WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY OR ARISING OUT OF ANY RIGHTS GRANTED OR PERFORMANCE MADE UNDER THIS AGREEMENT, WHETHER TO OR BY COMPANY OR A THIRD PARTY. IN NO EVENT WILL MAYO’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF MAYO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR EXCEED THE TOTAL AMOUNT OF ROYALTIES WHICH HAVE ACTUALLY BEEN PAID TO MAYO BY COMPANY AS OF THE DATE OF FILING AN ACTION AGAINST MAYO WHICH RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES TO COMPANY.

9.03        INDEMNIFICATION AND INSURANCE.

(a)           Company will defend, indemnify, and hold harmless Mayo, Mayo’s Affiliates and their respective trustees, officers, agents, independent contractors and employees (“Mayo Indemnitees”) from any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including attorneys’ fees, court costs and other expenses of litigation), regardless of the legal theory asserted, arising out of or connected with: (a) the practice or exercise of any rights granted hereunder by or on behalf of Company; (b) research, development, design, manufacture, distribution, use, sale, importation, exportation or other disposition of Licensed Products; (c) any act or omission of Company hereunder, including the negligence or willful misconduct thereof; and (d) any claims by shareholders of the Company relating to their ownership and/or investment in the Company. Mayo and Mayo Affiliates shall have no obligation to indemnify Company hereunder.

(b)           The parties agree that this indemnity should be construed and applied in favor of maximum indemnification of Mayo Indemnitees.

(c)           Company will continuously carry occurrence-based liability insurance, including products liability and contractual liability, in an amount and for a time period sufficient to cover the liability assumed by Company hereunder during the Term and after, such amount being at least *** In addition, such policy will *** as ***

(d)           Company expressly waives any right of subrogation that it may have against Mayo Indemnitees resulting from any claim, demand, liability, judgment, settlement, costs, fees (including attorneys’ fees), and expenses for which Company is obligated to indemnify, defend and hold Mayo Indemnitees harmless for under this Agreement.

9.04        PROHIBITION AGAINST INCONSISTENT STATEMENTS.  Company shall not make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever which are inconsistent with any disclaimer or limitation included in this section or any other provision of this Agreement. Company shall not settle any matter that will incur liability for Mayo or require Mayo to make any admission of liability without Mayo’s prior written consent.

Article 10.00 — Term and Termination

10.01      TERM.  The Term of this contract is perpetual.

10.02      TERMINATION FOR BREACH.  If Company commits a material breach of this Agreement, Mayo will notify Company in writing of such breach and Company will have *** days after such notice to cure such breach to Mayo’s satisfaction, provided however that if such breach is the failure to make any required royalty or fee payments hereunder, Company will have *** days after such notice to cure such breach to Mayo’s satisfaction. If Company fails to cure such breach, Mayo may, at its sole option, terminate this Agreement in whole or in part by sending Company written notice of termination. Should Company breach any of the representation and warranties of the Company in Section 9.01 or commit a material breach of Section 7.01, Mayo may terminate this agreement immediately upon notice to Company.

10.03      TERMINATION FOR SUIT.  Mayo does not license entities that bring suit against Mayo or its Affiliates and as such, Mayo may immediately terminate this Agreement if Company directly or indirectly brings any action or proceeding against Mayo or its Affiliates, except for an uncured material breach of this Agreement by Mayo.

10.04      INSOLVENCY OF COMPANY.  This Agreement terminates immediately without an obligation of notice of termination to Company in the event Company ceases conducting business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors.

10.05      SURVIVAL.  The termination or expiration of this Agreement does not relieve either party of its rights and obligations that have previously accrued. After the Term, all rights granted immediately revert to Mayo. All Confidential Information of the other party shall be returned or destruction certified, at the disclosing party’s election. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement including Sections 4.02, 7.01, 9.03, 10.5 and Articles 8 and 11. Company shall provide an accounting for and pay, within thirty days of termination or expiration, of all amounts due hereunder.

Article 11.00 — General Provisions

11.01      ASSIGNMENT AND TRANSFER.  Company is strictly prohibited from assigning, delegating or otherwise transferring any of its obligations or rights under this Agreement without Mayo’s prior, express and written consent, which consent may be withheld in Mayo’s sole discretion. Any assignment, delegation or transfer in contravention hereof is null and void.

11.02      WAIVER.  No part of this Agreement may be waived except by the further written agreement of the party granting such waiver. Forbearance in any form from demanding the performance of a duty owed under this Agreement is not a waiver of that duty. Until complete performance of a duty owed under this Agreement is accomplished, the party to which that duty is owed may invoke any remedy under this Agreement or under law, despite its past forbearance in demanding performance of that duty.

11.03      GOVERNING LAW AND JURISDICTION.  This Agreement is made and performed in Minnesota. The terms and conditions of this Agreement, as well as all disputes arising under or relating to this Agreement, shall be governed by Minnesota law, specifically excluding its choice-of-law principles, except that the interpretation, validity and enforceability of the Patent Rights will be governed by the patent laws of the country in which the patent application is pending or issued. This is not an Agreement for the sale of goods and as such Article 2 of the Uniform Commercial Code as enacted in Minnesota does not apply. The exclusive forums for the foregoing are the State or District Court of Olmsted County, Minnesota, unless such action cannot by law be brought in such forum, in which case the venue required by law shall govern. Company agrees unconditionally that it is personally subject to the jurisdiction of such courts.

11.04      HEADINGS.  The headings of articles and sections used in this document are for convenience of reference only.

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MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH:

Signed:	/s/ Steven P. VanNurden

Printed Name:	Steven P. VanNurden

Title:	Assistant Treasurer

Date:	November 12, 2010

COMPANY:

Signed:	/s/ William T. Cavanaugh

Printed Name:	William T. Cavanaugh

Title:	President and Chief Executive Officer

Date:	November 12, 2010

EXHIBIT A

Technical Description of the Mayo MR Automated Daily QC System

Flow Diagram

Components and Functions

MR Scanner

•                  ACR QC phantom scanned in accordance with ACR Daily QC imaging protocol.

•                  Daily QC data sent to MR scanner daily QC server.

•                  Technologist performs check of manual components of MR scanner

•                  Technologist reviews images for artifacts

MR Scanner Daily QC Server

•                  Receives MR Scanner data sent by technologists

•                  Identifies incoming data as being an ACR Daily QC compatible data set

•                  Processes images by performing six (8) ACR recommended daily QC tests and Mayo recommended SNR measurement

•                  Tags QC data as awaiting final QC signoff

•                  Sends results of QC tests to Institutional database

Institutional Database

•                  Receives incoming ACR Daily QC data

•                  Verifies if the information is part of the original content

•                  Loads data into QC tables in database

•                  Creates ‘New Scanner’ if database tables do not exist

Institutional Web Server

Provides several web page interfaces

Security interface

Provides LAN 10 based login and password protection

All data updates are logged to users LAN ID

Daily Technologist input

Provide interface to input daily manual QC check information

Provides feedback to technologist to rescan if tests fail

Physics

Review of daily QC data

Provide graphical analysis tools for evaluating trends

Provide tabular review of data

Administration

Sets tolerances and default values for each scanner

Sets active/inactive mode for each scanner

Intranet Accessible User PC

Log onto Web server using Daily QC web page address

Visually present status of all active scanners on home page

Review and input QC data

An automated, web based MR quality control program in compliance with the American College of Radiology accreditation guidelines

Introduction: The American College of Radiology (ACR) certification program for MR scanners requires that accredited sites maintain a weekly quality control program in compliance with ACR specifications [1]. These specifications include scanning an ACR approved quality control (QC) phantom, a manual check of the MR table and positioning, prescan parameter evaluation, and assessment of four image quality metrics (high, low contrast resolution, artifact analysis, and distortion). For sites with a large number (>10) of accredited MR systems, the manual review and calculation of these metrics requires substantial effort, often taxing personnel resources allocated to this task.  The purpose of this work is to describe the development of an automated, web based QC program that complies with ACR recommendations while simultaneously reducing QC personnel (technologist and physicist) effort.

Materials and Methods: Figure 1 shows the schematic representation of the automated web based QC program. Multiple MR scanners scan the ACR QC phantom at the beginning of the imaging day. The MR technologist manually checks the table positioning and after acquiring the sagittal localizer and T1-weighted axial series, evaluates the images for artifacts. The imaged phantom data is then DICOM pushed to an analysis server, which detects a new study and initiates a series of image processing algorithms to measure high and low contrast resolution, artifact analysis, and distortion. These data are then sent to a SQL database that stores the data into the respective scanner QC tables. The total processing time including data transfer and database update is typically less than two minutes. The MR technologist then logs onto a secure web page and identifies the MR scanner from which the data has been sent and documents the remaining QC checks by entering Pass/Fail criteria into their respective fields.  Figure  2 shows the main screen  of the QC web site. For each of the MR systems in the  database, a Pass/Fail/Not  Completed icon is shown next to the hyperlink  for  the  QC  results for that system. If a system has  passed the QC  test, no action  is  required  by  the physicist  or QC technologist. If a scanner fails, a hyperlink takes the user to the data for that day (figure 3) in order to rapidly identify the cause of the failure. The  web  page  also  provides  analysis,  plotting  and  administrator  access.  Analysis  of  QC  data  allows  physics  and  service  personnel  the  ability  to diagnose trends and trouble shoot specific scanner problems. Administrator access allows setting and calculation of tolerance limits for each of the QC parameters.

Results: A total of 19 MR systems are currently enrolled in our MR QC program. These include two Siemens (Erlangen, Germany) Espree and one Avanto 1.5T scanners, 14 GE Healthcare (Waukesha, WI) 1.5T systems and two GE Healthcare 3.0T MR scanners. To date, 7,709 individual QC scans have been processed by this web based application. Figure 4 shows the QC data presented in table and graphical format as part of the physics / QC review pages.

Discussion: An automated QC program in compliance with ACR accreditation recommendations has been developed and implemented in a multiple vendor, multiple field strength environment. The system is potentially expandable to as many MR systems as a site can maintain. Automatic calculation of the quality control metrics represents a significant time saving for QC and medical physics staff. Web access provides rapid trouble shooting and maintenance of MR systems to ensure continued compliance with ACR guidelines.

References:

(1) MR Imaging Quality Control Manual, ACR, 2004.

Algorithms for automatic calculation of quality control metrics for ACR accrediatation compliance

Introduction: In order to maintain certification of MR scanners accredited by the American College of Radiology (ACR), a weekly quality control (QC) program must be established for each system. This entails scanning of an ACR designed phantom followed by quantitative assessment of four image quality metrics that include geometric accuracy, high and low contrast resolution, and artifacts (signal-to-noise ratio (SNR) and ghosting). While these tests can be performed manually by a trained reviewer, this process is time consuming, particularly for multiple MR scanners and is prone to human error. Calculation of these metrics is not only ideally suited or computer image processing but also necessary if this potentially labor intensive process is to be minimized through automation.The aim of this work is to describe the development of a set of image processing algorithms to calculate the four image quality metrics required by the ACR as part of an automated ACR compliant MR QC program.

Methods: We have developed a web based, automated QC program in accordance with ACR maintenance of certification guidelines. Briefly, an ACR QC phantom is scanned using the ACR recommended imaging protocol (sagittal localizer and axial data set). Images are then DICOM pushed to a dedicated server that first detects these data and then calculates the four QC metrics. These metrics are calculated by application of the following four algorithms:

High Contrast Resolution as defined by the ability to distinguish the high contrast grid pattern of slice one of the axial data set (figure 1) is calculated by first classifying each pixel within the pattern according to the horizontal fuzzy logic classification scheme in figure 2. After classification, seven horizontal patterns (figure 3) are used to grade each row. A row is determined to be resolved if one of two fuzzy logic conditions are met. These are: 1) a row pattern has a grade of .good. and the four pixels of interest have grades of .possible. or higher. 2) A row pattern has a grade of .possible. and the four pixels of interest have grades of .very good.. The process is then repeated for the vertical direction at that resolution level and the entire process is then repeated for the next resolution grid.

Low Contrast Resolution is defined as the ability to distinguish a spoke pattern of disks from their background (Figure 4, axial data slice 11). This is a multi-step process with the first being the determination of the center of the low contrast area (enlarged region, Figure 4). Next, potential disk locations along each spoke are identified by applying simple thresholding of the central region along with the calculated central point and prior knowledge of parameters including the spoke angles, radial distance to each disk, and disk radius. All potential disk locations are found by applying dynamic thresholding to each potential disk region. A disk template is then placed on each of these points and pixels that fall within the template disk area are tested against the distribution of the template.s background area. A point is considered as a possible disk center if 50% of the points within the template.s disk are above the background threshold. Every point that passes is then scored by applying four metrics (radial distance to center, average gray level within the template disk, distance between calculated and expected location, and # pixels in the template disk above a threshold value). The pixel with the highest score is selected for each disk in a spoke. The spoke is marked as found if the angle difference of the three disks is within a predefined tolerance. If the current spoke is determined to be resolved then the next spoke is processed similarly until a failure state is reached (less than three disks per spoke or the angle difference is greater than tolerance).

Distortion is measured by first calculating the length of the phantom on the sagittal localizer image. Axial images are then processed to calculate horizontal and vertical diameters of the phantom in cross section. Distances are measured between apposing phantom edges. Edges are determined by first applying a 3x3 Sobel mask to the image and then finding the largest pixel value after Sobel filtering (inflection point of edge gradient).

SNR, percent image uniformity, and percent signal ghosting are calculated by according to the method described in the ACR MRI QC manual [1].

Results: High and low contrast resolution, distortion, and SNR have been calculated on 7,709 ACR phantom data sets from 19 MR systems (two Siemens (Erlangen, Germany) Espree and one Avanto 1.5T scanners, 14 GE Healthcare (Waukesha, WI) 1.5T systems and two GE Healthcare 3.0T MR scanners) using these algorithms as part of our web based automated QC program. To further validate these tests, 243 exams were compared to manually calculated values for all four metrics from a single observer. For high contrast resolution, the automated algorithm detected a higher spatial resolution in 3% of cases. For low contrast resolution, the difference between the number of spokes identified by the automated algorithm and the observer was less than or equal to 1 in 98.5% of cases. The difference between the observer and computer measured distortion was < 0.7mm. Signal to noise ratio, percent image uniformity, and percent signal ghosting were equal.

Discussion: Using image processing techniques coupled with fuzzy logic and statistical analysis, it is possible to accurately calculate those parameters required to be measured as part of a weekly QC program in accordance with ACR accreditation guidelines. Further, these algorithms can be integrated into an automated processing tool, thereby reducing human effort and streamlining the ACR QC process.

References:

(1)          Magnetic Resonance Imaging Quality Control Manual, American College of Radiology, 2004

EXHIBIT B

EXHIBIT C

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